March 8, 2006

Dear Boston Financial Qualified Housing Tax Credits L.P. IV Limited Partner:

We have previously written to you recommending that you reject Anise, L.L.C.’s (“Anise”) offer to purchase units of Boston Financial Qualified Housing Tax Credits L.P. IV (the “Partnership”) at $172 per unit. Anise’s March 6, 2006 letter to you does not change the facts. We believe that the liquidation and dissolution of the Partnership, as we propose, may have a value to Limited Partners of $172.25 to $402.20 per Unit. Anise’s offer is less than the low end of that range.

Don’t be fooled!

Anise is certainly not stupid. Anise picked a price below the low end of the range because Anise wants to profit from the value of the Partnership’s assets. Why shouldn’t you be the one to profit? Although there can be no guarantee, the Managing General Partner’s best estimate is that the liquidation could net Limited Partners from $172.25 up to $402.20 per Unit. If the high end of the liquidation range is realized, that would net Limited Partners an amount that is 133% over Anise’s offer. Anise knows this and is basing its low-end offer on the Managing General Partner’s estimated range. Anise clearly wants to realize this value for itself.

Maximize Your Value

Anise’s low-end offer is clearly not intended to maximize your value. Instead, Anise wants to “pick-off” your Units at the low end of the estimated range and capture for itself any upside value. Meanwhile, Anise tries to fool you into thinking that the Partnership has not given you the expected value of your investment up until now. Anise fails to mention the very substantial tax credit benefits to you that have been generated. This is, after all, a “tax credit” partnership. Over the life of the Partnership, the Partnership has generated $1,286.64 worth of tax credits per Unit. We recommend that you speak with your financial or tax advisors about your own tax and investment situation, but don’t be fooled by Anise pretending to have forgotten that this is a “tax credit” partnership.

Can you trust a group run by someone a jury has found to be a conspirator in fraud?

Members of Anise’s group conspired to commit fraud and committed fraud according to a jury. The jury awarded $1.6 million in punitive damages against the man who controls certain members of Anise’s group.1  A court found that another company he controlled attempted to “play fast and loose with the court” in a different lawsuit. We gave you the details in our February 28, 2006 letter to you. Can you really trust Anise’s group? These are the people who complain in their letter about “the accuracy and trustworthiness of any statements made by the Managing General Partner.”

1
The parties settled the case after the jury verdict, and accordingly, the court vacated the judgment. However, those subsequent events do not change the fact that the jury found that certain members of the Anise group acted with “malice, oppression or fraud.”

Don’t be fooled by Anise’s attempt to make mountains out of molehills.

Anise tries to distract you from seeing its low-end offer for what it is. Anise’s “smokescreen” doesn’t change the basic economic facts and is hardly worth your attention. Merely because the Managing General Partner took a neutral position in December and early January on a $121 per Unit offer and later recommended against Anise’s offer is beside the point. The key point is that, upon investigating the matter on your behalf, the Managing General Partner determined that a liquidation and dissolution in the range of $172.25 to $402.20 per Unit would be in your best interest, and in opposing Anise’s offer we say so. If Anise’s group succeeds in its attempt to remove the current General Partners, it will prevent the General Partners’ proposed plan to liquidate the Partnership and make the final cash distribution to you.

Whether the Managing General Partner had negotiated the disposition of five or ten Partnership properties as of March 2005 is likewise irrelevant. We have made full disclosure of the correct information. Similarly, we have fully disclosed that affiliates of the Managing General Partner act as the general partners of two of the Partnership’s remaining 13 properties, and that, one of those affiliates may receive certain fees upon sale of that property. In fact, as Anise itself admits in its letter to you, we specifically described the details of these matters in the proxy materials we filed with the SEC.

Have you been fooled into thinking Anise is acting in your best interest?

Without any support, Anise claims that the Managing General Partner is “only looking out for its own interests.” What Anise fails to mention is that the Managing General Partner has a fiduciary duty and all times has acted in what it believes are your best interests. Anise has no such duty to you. Anise’s only duty is to its own wallet.

We have arranged for MacKenzie Partners, Inc. to be available to respond to any questions or concerns you may have, and we encourage you to call MacKenzie toll-free at (800) 322-2885, or collect at (212) 929-5500.

Very truly yours,

Arch Street VIII, Inc.,
Managing General Partner

Investors are urged to read the Partnership’s consent solicitation statement when you receive it and any other solicitation/recommendation statements filed by the Partnership because they will contain important information. Each of these documents will be filed with the SEC and investors may obtain a free copy of them at the SEC’s Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from the Partnership by directing such request to: ACS Securities Services, Inc., 3988 N. Central Expressway, Building 5, Floor 6, Dallas, Texas 75294, telephone (800) 823-4828. This letter and any other solicitation materials from the Partnership are being sent on behalf of the Partnership by the Partnership’s General Partners, Arch Street VIII, Inc., which serves as the Managing General Partner, and Arch Street IV Limited Partnership. Arch Street IV Limited Partnership owns five units of the Partnership not included in the 68,043 units considered outstanding.

Certain statements made herein contain forward-looking statements. Such statements include the words “may” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would” and similar expressions, however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of several factors, including ongoing litigation, the Managing General Partner’s inability to find suitable purchasers for the Partnership’s interests in its properties, the inability to agree on an acceptable purchase price or contract terms, fluctuations in the market value of the Partnership’s properties, general economic conditions and other factors.

If you have any questions or need assistance, please call: